Exhibit 10.5

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”) is made and entered into this 8th day of August, 2014, by and between SMART SAND, INC., a Delaware corporation (the “Company”), and CHARLES E. YOUNG (the “Executive”), for the purpose of amending that certain Employment Agreement (the “Agreement”), dated September 13, 2011, by and between the Company and Executive. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company and Executive have determined that it is in each of their best interests to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows: the parties hereto, intending to be legally bound, hereby agree as set forth below.

1. Section 1(a) of the Agreement is hereby amended to include the following sentence at the end of the Section 1(a):

“Effective July 1, 2014, the Employee shall hold the position of President and Chief Executive Officer and report to the Board of Directors of the Company.”

2. Section 2 of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“Executive’s employment under this Agreement shall commence upon the Effective Date. The term of employment shall commence on the Effective Date and expire May 15, 2017 (the “Term”).”

3. Section 4(a)(iv) of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“(iv) Reimburse Executive for all reasonable out of pocket business expenses he incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies, rules, standards, and/or procedures governing such expenses, including without limitation, annual dues at one golf club of Executive’s choice, automobile expense, travel, lodging (including without limitation, all rent, utilities, renters insurance, furnishings, and related expenses, and automobile expenses incurred in connection with Executive living in Houston, Texas, or such other city that the Company maintains an office), food, telephone, facsimile and other electronic voice or data transmissions. Executive shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executives. Any reimbursement under this Section 4(a)(iv) shall comply with the requirements of Section 22 hereof.”

4. Section 5(a) of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“Effective May 15, 2014, the Company shall pay Executive a base annual salary of $500,000, less all appropriate state and federal employment taxes and withholdings (“Base Salary”) in installments in accordance with the Company’s standard payroll practices for salaried employees (but no less frequently than twice a month) during the Term of this Agreement.”

5. Section 5(b) of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“Executive shall be entitled to receive an annual bonus (the “Bonus”), commencing with the year ending December 31, 2014, based upon service and/or performance in a given calendar year, in the amount of up to 100% of the Base Salary. The amount of the Bonus shall be determined by Company’s Board of Directors (or compensation committee thereof) as follows: up to 25% of the Bonus upon achievement by the Company of specific financial performance goals, up to 50% of the Bonus upon achievement by the Company of specific business goals, in each case as established by the Board of Directors (or compensation committee thereof), and 25% as determined by the Board of Directors (or compensation committee thereof) in its discretion. Such Bonus shall be paid to Executive within two and one-half months after the close of the applicable calendar year to which the Bonus relates.”

6. Section 7(c) of the Agreement is hereby amended to delete subsection (y) of Section 7(c) and replace with the following:

“(y) the number of months remaining in the Term, in separate, substantially equal monthly installments until the earlier to occur of”

7. Section 7(c) of the Agreement is hereby amended to delete subsection (ii) of Section 7(c) and replace with the following:

“(ii) Executive shall be paid, in a single lump sum on March 1 of the year following the calendar year during which Executive’s employment was terminated, an amount equal to the Severance Payment less the total payments to Executive pursuant to Section 7(c)(i) above;”

8. Section 7(c) of the Agreement is hereby amended to delete the sentence immediately preceding the last sentence of Section 7(c).

9. Miscellaneous.

(a) This Amendment is binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(b) This Amendment will be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and may be executed and delivered via facsimile in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.

(c) Except as expressly provided herein, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of as of the date first written above.

SMART SAND, INC.

By:	/s/ Susan Neumann
Name:	Susan Neumann
Title:	Controller and Secretary

EXECUTIVE

/s/ Charles E. Young
Charles E. Young

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